SP FUNDS TRUST N-1A/A

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of SP Funds Trust and to the use of our report dated November 13, 2023 on the financial statements of SP Funds Trust (the “Trust”) and SP Funds S&P Global Technology ETF, a series of the Trust, as of November 13, 2023 and the related notes (collectively referred to as the “financial statements”). Such financial statements are included in this Pre-Effective Amendment.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 14, 2023